EXHIBIT 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 23  day of  August, 2006 (the “Effective Date”), by and between Tower Financial Corporation, an Indiana corporation (the “Company”) and Michael D. Cahill, a resident of Allen County, Indiana (the “Employee”).

WHEREAS, the Company is in the business of operating a bank and financial services holding company and, directly or through subsidiary entities, operates or may operate various banking, trust company and other permitted businesses;

WHEREAS, Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, under the following terms and conditions,

NOW, THEREFORE, for and in consideration of the foregoing recitals and of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.           Employment.  The Company hereby employs the Employee, for the Term set forth in Section 3, as the Company’s Executive Vice President, Chief Financial Officer, and Secretary.  The Employee agrees to accept such employment upon the terms and conditions set forth herein, and to devote his full-time, attention and best efforts to the performance of his duties, as more fully described below.

2.           Duties.  During the Term, the Employee’s duties (“Duties”) shall consist of those Duties as are consistent with the position of Executive Vice President, Chief Financial Officer, and Secretary, or such other duties, for and on behalf of the Company or any of its affiliates, with executive responsibilities commensurate with a position generally similar to that described in Section 1, as may from time to time be assigned to him by the Company’s Chief Executive Officer or its Board of Directors. The Employee’s Duties also include or may include, without limitation, serving as an officer, director or employee of one or more Company subsidiaries or affiliates.

The Employee agrees that any programs, financial or other products, software, systems or other intellectual property that may be developed by the Company, with or without Employee’s participation and assistance, and whether or not within the scope of Employee’s Duties hereunder, shall be deemed to constitute works for hire belonging to the Company, and, in all events, shall be and remain the Company’s exclusive property; and Employee shall not assert (and hereby relinquishes) any rights or claims therein or thereto.

3.           Term.  Subject to the provisions of Sections 3(a) and 3(b), the term of this Agreement (the “Term”) shall commence on the Effective Date and shall extend for a period of two (2) years, through June 30, 2008.

(a)           If, prior to the ninetieth (90th) day before the expiration of the Term, the Company and the Employee fail to agree in writing to extend the Term for one additional period of two (2) years (the “Extended Term”), the Term will in fact terminate as specified.

(b)           If, however, during the Term and without Cause as defined in Section 6(c), either

(i)	the Company terminates the Agreement,

(ii)           the Company affirmatively provides written notice to the Employee, prior to the ninetieth (90th) day before the expiration of the Term, that the Agreement will not be extended beyond the expiration of the Term for one Extended Term, if any, or

(iii)          the Company and the Employee simply fail to mutually agree in writing prior to the ninetieth (90th) day before the expiration of the Term to extend the Term for the single two year Extended Term, if any, the Term will in fact expire as of the end of the Term, as specified herein, but the Employee will be entitled to the severance benefits set forth in either Section 6(e) (if Section 3(b)(i) or Section 3(b)(ii) applies) or Section 6(f) (if Section 3(b)(iii) applies).

Following the Term or the single Extended Term, if any, any continued employment, unless pursuant to another written employment agreement, if any, shall be on an at-will basis, subject to such terms and conditions as the parties may mutually agree in writing.

4.	Compensation.

(a)           Base Salary.  During the Term or the Extended Term, if any, unless otherwise mutually agreed in writing, the Employee will receive an annual base salary of $160,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices in effect from time to time.  Such Base Salary shall be subject to periodic review, and may be increased, but not decreased, from time to time at the Board of Director’s sole discretion upon the recommendation of the Company’s Compensation Committee.

(b)           Bonus.  During the Term or the extended Term, if any, unless otherwise mutually agreed in writing, the Employee will be eligible to receive a bonus at such times and in such amounts, if any, as the Company’s Board of Directors, on the recommendation of its Compensation Committee, may determine, in the exercise of its sole and exclusive discretion.  Any such bonus compensation may be either performance based, consistent with the requirements of Section 162 of the Internal Revenue Code of 1986, as amended, or discretionary, in whole or in part, and may be based upon the provisions of the Company’s Officer Incentive Plan or awarded in the exercise of the Board’s discretion, upon the recommendation of its Compensation Committee, in recognition of the Employee’s performance of his Duties in an extraordinary manner deserving of additional compensation.  Nothing in this Agreement, however, shall limit the Board’s discretion to adopt, amend or terminate any performance-based or any other bonus plan.

(c)           Stock Options; Restricted Stock.  During the Term or the Extended Term, if any, the Employee shall be eligible to participate in such other stock option, restricted stock or other equity-based incentive plans, including any plans contemplating the potential grant of incentive stock options, non-qualified stock options, restricted stock, or various other equity based awards, that may be adopted by the Company from time to time; provided, however, that nothing herein shall be deemed to entitle the Employee to any specific benefit grant or award (any such grant or award to be solely discretionary with the Board, upon the recommendation of the Compensation Committee) or to limit the Board’s discretion to adopt, amend or terminate any plan or program.

(d)           Other Benefit Plans.  The Company agrees that, if otherwise eligible, the Employee will be covered by or will be entitled to participate in any vacation programs, 401(k) plans or programs, disability or life insurance plans or programs, medical and/or hospitalization plans, and/or in any and all other benefit plans which may be adopted from time to time by the Company during the Term or the Extended Term, if any, for the general benefit of the Company’s senior executives.  Nothing herein, however, shall limit the Company’s ability to exercise the discretion provided to it under any such benefit plan, or otherwise in its discretion to adopt, amend or terminate any such benefit plan or program.

(e)           Business Expenses.  The Company shall reimburse the Employee for all ordinary and necessary business-related expenses incurred by him while carrying out his employment responsibilities hereunder.  Such reimbursement shall be in accordance with the Company’s policies and practices regarding the types or amounts of business expenses for which the Employee may be entitled to reimbursement hereunder, including any required pre-authorizations, and to establish policies regarding such reimbursements.

5.	Agreement to Maintain Confidentiality.

(a)           Without the Company’s prior consent, the Employee shall not divulge any confidential business information, and he agrees and covenants that all confidential business information regarding the Company’s business practices and processes, its marketing plans and methods, its operations analyses and software, customer and client lists and identities, however developed or generated, as well as information concerning customer preferences and current or prospective business opportunities, its financial and budgetary information, business development ideas and strategies, and its other trade information, trade secrets, know-how, and other information regarding the Company’s affairs (“Confidential Business Information”) has been and will continue to be received and held by the Employee in the strictest confidence.  The Employee agrees not to divulge to any other person or use for his personal benefit or for the benefit of any other person, any such Confidential Business Information, except insofar as that person has a need to know such Confidential Business Information in the ordinary course of the Company’s business and for its benefit.  The Employee further agrees that, upon expiration of the Term or the Extended Term, if any, or upon earlier termination of the Agreement, regardless of reason or by whom terminated, he will not exploit and will surrender to the Company any and all documents, records and rights, in whatever form, that may be in his possession or control containing any such Confidential Business Information, as well as any and all other property that may belong to the Company, including, without limitation, computer hardware and software, pagers, PDAs, Blackberries, cell phones and other electronic equipment, notes, reports, studies and all electronically stored information.

(b)           For purposes of this Agreement, information shall not be deemed to constitute “Confidential Business Information” to the extent that the information (i) is in the public domain, or hereafter becomes generally known or available outside the Company through no action or omission on the part of the Employee in violation of this Agreement, (ii) is furnished to any person by the Company without restriction on disclosure, (iii) becomes known to the Employee from a source other than the Company, without a breach of any obligation hereunder, (iv) is required to be disclosed by law (in which case the Employee will give prompt written notice to the Company of any such required disclosure to the extent such notice would not be prohibited by law), or (v) is disclosed after written approval for disclosure has been granted by the Company.

(c)           The provisions of this Section 5 shall survive any expiration of the Term or the Extended Term, if any, or the prior termination of this Agreement.

6.           Termination of Employment.

(a)           Termination Due to Death.  Employee’s employment with the Company will automatically terminate immediately upon his death, and Employee’s estate or designated beneficiary, in addition to any life insurance benefit payable to the Employee or his designated beneficiary, will be entitled to (i) any earned but unpaid Base Salary to the date of termination, (ii) in the discretion of the Board, upon the recommendation of the Compensation Committee, any pro rata bonus for the partial calendar year to the date of Employee’s death, and (iii) any unpaid vacation and unreimbursed expenses payable hereunder. Unless otherwise required, and subject to the provisions of Section 8(a), all payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2½ months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts, Employee shall be entitled to no other compensation, benefits or payments.

(b)           Termination Due to Disability.  If, during the Term or the Extended Term, if any, the Employee suffers a “Disability” as defined herein, the Company, in the exercise of its sole discretion, shall be entitled to terminate Employee’s employment hereunder, immediately upon written notice to the Employee of such decision, subject, however, to the payment to the Employee of (i) any earned but unpaid Base Salary, (ii) in the discretion of the Board upon the recommendation of the Compensation Committee, any pro rata bonus for the partial calendar year to the date of such notice, and (iii) unpaid vacation and unreimbursed expenses payable hereunder. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that entitles the Employee to receive benefits under the Company’s long-term disability plan, if any, or otherwise, upon the determination by the Company, after consultation with a medical doctor selected by the Company, that the Employee, for a continuing period of one hundred fifty (150) days, has been unable, in spite of reasonable accommodation, to perform the essential functions required of his position. Unless otherwise required, and subject to the provisions of Section 8(a), all payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2½ months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts, Employee shall be entitled to no other compensation, benefits or payments.

(c)           Termination by Company for Cause.  During the Term or the Extended Term, if any, the Company shall be entitled to terminate Employee’s employment hereunder for “Cause,” as defined below, by providing written notice to the Employee of such decision.  For purposes of this Agreement, Cause shall mean (i) the commission by the Employee of an act of malfeasance, dishonesty, fraud or breach of trust against the Company or any of its affiliates, employees, clients or vendors, (ii) the continued non-performance or breach by the Employee of any of his material Duties or obligations hereunder, after a written demand by the Company for correction of such non-performance or breach is delivered to the Employee, which specifically identifies the section or sections of the Agreement or the non-performance of the specific Duties which the Company asserts have been the subject of the non-performance or the breach and the manner in which the Company asserts that the Employee has not performed or has breached the obligations referenced therein, and which is not cured by the Employee within thirty (30) days of his receipt of such written demand; or (iii) the Employee’s indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude.

Upon termination of this Agreement for Cause, the Company shall pay the Employee any earned but unpaid Base Salary to the date of termination, any earned and unpaid vacation and any unreimbursed expenses otherwise payable hereunder; provided, however, that nothing herein shall be deemed to preclude the Company from asserting a damage claim, if any, against the Employee by reason of circumstances related to the termination for Cause.  All such payments shall be made within 30 days of Employee’s termination of employment.  Except for the foregoing payment amounts, Employee shall be entitled to no other compensation, benefits or payments.

(d)           Termination by Employee During the Term or Extended Term.  The Employee may voluntarily terminate employment with the Company without reason at any time during the Term or the Extended Term, if any, and, if so terminated, shall be entitled to (i) earned but unpaid Base Salary to the date of termination, (ii) in the discretion of the Board, upon the recommendation of the Compensation Committee, any pro rata bonus for the partial calendar year to the date of termination, and (iii) any earned and unpaid vacation and unreimbursed expenses otherwise payable hereunder. Unless otherwise required, and subject to the provisions of Section 8(a), all payments shall be made within 30 days of Employee’s termination of employment, except for any pro rata bonus, which, if awarded, shall be paid within 2½ months of the end of the fiscal year in which the termination occurred.  Except for the foregoing payment amounts, Employee shall be entitled to no other compensation, benefits or payments.

(e)           Termination by Company Without Cause.  If, during the Term or the Extended Term, if any, the Company either terminates this Agreement and Employee’s employment hereunder, as contemplated by Section 3(b)(i), or gives written notice during the Term of non-extension as contemplated by Section 3(b)(ii), in either case without Cause as defined in Section 6(c), the Employee shall be entitled to

(i)           if there are less than six (6) remaining months in the Term or, if applicable, in the Extended Term, (A) continued payments of Base Salary each month for the duration of the Term or, if applicable, the Extended Term, subject in any event to Employee’s continued performance of his obligations described in Sections 7(a) and 7(b), (B) in the discretion of the Board, upon the recommendation of the Compensation Committee, a pro rata portion of any bonus for the partial calendar year of the Term or, if applicable, the Extended Term within which the termination occurred, to the date of termination, subject in any event to Employee’s continued performance of his obligations described in Sections 7(a) and 7(b), (C) any earned and unpaid vacation and unreimbursed expenses due the Employee to the point of termination, and (D) subject in any event to Employee’s continued performance of his obligations described in Sections 7(a) and 7(b), continued payments of Base Salary over and above the amount described in Section 6(e)(i)(A), for an additional period of eighteen (18) months, payable periodically in accordance with the Company’s normal payroll periods and practices; or

(ii)           if there are more than six (6) remaining months in the Term or, if applicable, the Extended Term, (A) in the discretion of the Board, upon the recommendation of the Compensation Committee, a pro rata portion of any bonus for the partial calendar year of the Term or, if applicable, the Extended Term within which the termination occurred, to the date of termination, subject in any event to Employee’s continued performance of his obligations described in Sections 7(a) and 7(b), (B) any earned and unpaid vacation and unreimbursed expenses due the Employee to the point of termination, and (C) continued payments of Base Salary, payable periodically in accordance with the Company’s normal payroll periods and practices, for an aggregate period of twenty-four (24) months following termination, subject in any event to Employee’s continued performance of his obligations described in Sections 7(a) and 7(b).

For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, any payments required to be made pursuant to the provisions of Sections 6(e)(i)(A), 6(e)(i)(B), 6(e)(i)(D), 6(e)(ii)(A) or 6(e)(ii)(C) herein shall be payable to the Employee only if and so long as the Employee has been and continues to be in compliance with the provisions of Sections 7(a) and 7(b) of this Agreement; and provided that in the event that, even after having received payments thereunder, in whole or in part, the Employee breaches his covenants and obligations pursuant to Section 7(a) and/or 7(b) or is found to have been in breach of any or both of such provisions prior to or concurrently with having received any of the foregoing payments, the Company shall be entitled, through institution of legal proceedings, to recover its payments to the Employee, in addition to any and all other remedies to which the Company may be entitled by reason of such breach, including the remedy set forth in Section 7(c).

If the Employee’s employment is terminated hereunder by the Company without Cause, all unvested stock options held by the Employee shall be deemed fully vested, effective as of the date of termination; provided that all such vested stock options shall be exercisable by the Employee, subject, however, to the provisions of the particular Company plan or program pursuant to which the stock options were granted and to the terms of the actual stock option agreement and option, only during the ninety (90) day period following the date of termination.

Except for the foregoing payment amounts, and provisions regarding stock options and restricted stock, Employee shall be entitled to no other compensation, benefits or payments.

(f)           Non-Extension by the Company.  If, as contemplated by the provisions of Section 3(b)(iii), and in accordance with the requirements thereof, the Company, without Cause, and the Employee, during the Term, simply fail to mutually agree in writing to extend the Term for the single Extended Term contemplated thereby, then

(i)           subject only to the mutual agreement of both the Company and the Employee, (A) Employee’s employment hereunder may continue to the end of the Term, but not the Extended Term, with the Employee’s Duties, compensation, benefits and all other terms and conditions set forth herein continuing to the end of the Term, without change, and (B) following the expiration of the Term, the Employee’s employment shall terminate as contemplated, but Employee, subject in any event to Employee’s continued performance of his obligation described in Sections 7(a) and 7(b), shall be entitled to continue to receive an amount equal in aggregate to the sum of his Base Salary multiplied by eighteen (18) months, payable, however, periodically in accordance with the Company’s normal payroll periods and practices, but ratably over a period of twenty-four (24) months following termination of employment, or

(ii)           in the event that the Company and the Employee do not mutually agree that Employee shall continue performing his Duties to the end of the Term, then, subject to his continued performance of his obligations described in Sections 7(a) and 7(b), the Employee shall be entitled to receive, (A) Base Salary to the end of the Term, (B) earned vacation pay and any unreimbursed expenses otherwise due and payable hereunder to the point of termination, (C) in the discretion of the Board, and upon the recommendation of the Compensation Committee, any pro rata portion of any bonus to the point of termination, and, if the Board so determines, for the remaining portion of the Term, all in accordance with the Company’s normal payroll practices and procedures, and (D) the Employee shall be entitled to continue to receive an amount equal in aggregate to the sum of his Base Salary multiplied by eighteen (18) months, payable, however, periodically in accordance with the Company’s normal payroll periods and practices but ratably over a period of twenty-four (24) months following termination employment.

Notwithstanding anything to the contrary set forth herein, any payments required to be made pursuant to the provisions of Sections 6(f)(i)(B), 6(f)(ii)(A), 6(f)(ii)(C) and 6(f)(ii)(D) herein shall be payable to the Employee only if the Employee has been and continues to be in compliance with the provisions of Sections 7(a) and 7(b) of this Agreement; and provided that in the event that, after receiving payments thereunder, in whole or in part, the Employee thereafter breaches his covenants and obligations pursuant to Section 7(a) and/or 7(b) or is found to have been in breach of any or both of such provisions prior to or concurrently with having received any of the foregoing payments, the Company shall be entitled, through institution of legal proceedings, to recover its payments to the Employee, in addition to any and all other remedies to which the Company may be entitled by reason of such breach, including the remedy set forth in Section 7(c).

If the Term is not extended, as contemplated by the provisions of Sections 3(b)(ii) and this 6(f), then, subject to the following paragraphs, vesting of any stock options and the satisfaction of any time-based restrictions on any restricted stock theretofore issued to the Employee, shall continue to operate in the manner contemplated as for any other employee during the balance of the original Term, and, effective as of the end of the Term, any then unvested stock options shall be deemed vested but exercisable only during the 90-day period following the end of the Term.

If the Employee’s actual employment terminates as of the date of the non-renewal notice and prior to the end of the Term, any of the Employee’s stock options unvested as of that date shall be deemed fully vested, subject to their exercise, if at all, only within the 90-day period following the date employment ends, and any time-based restrictions in connection with any restricted stock held by the Employee as of the date of termination of employment, shall likewise be deemed satisfied to the extent of the remaining period during which the Employee is entitled to receive compensation hereunder.

Subject to the provisions of Section 8(a), all payments required to be made pursuant to the provisions of Sections 6(e)(i)(C), 6(e)(ii)(B) and 6(f)(ii)(B) shall be made within 30 days of Employee’s termination of employment, and any pro rata bonus, if awarded, shall be paid within 2½ months of the end of the fiscal year in which the termination occurred.

(g)           Change in Control.  In the event that a change in control occurs, as defined herein, then,

(i)           if either during the Term or the Extended Term, if any, and in addition to and not in lieu of the payments and benefits to which Employee may be entitled under Section 6(d) (if Employee should elect to voluntarily terminate his employment), but subject only to Employee’s willingness, in connection with the proposed or actual change in control transaction (and if requested to do so by the Company), to continue to perform his duties and responsibilities hereunder for a period not to exceed one hundred thirty-five(135) days following the change in control (the “Post CIC Term”), and if Employee does so agree, Employee may at any time prior to or during the Post CIC Term, to voluntarily terminate his employment hereunder, by written notice, effective (unless earlier or later agreed in writing) at the conclusion of the Post CIC Term, to

(A)           continued payments of Base Salary for an additional period of eighteen (18) months following termination of employment, payable periodically in accordance with the Company’s normal payroll periods ad practices,

(B)           to the shortened non-competitive and non-solicitation restrictive periods set forth in Section 6(g)(iv), and

(C)           to have all unvested stock options then held by Employee fully vest, as of the date of termination of employment; provided that all such vested stock options shall be exercisable by Employee, subject in any event to the provisions of the particular Company plan or program pursuant to which the stock options were granted and to the terms of the actual stock option agreement and option, only during the ninety (90) day period following the date of termination;

(ii)           if during the Term and, without Cause, the Company elects to terminate Employee’s employment within the scope of Section 3(b)(i) or elects to give written notice of non-extension within the scope of 3(b)(ii), or if the Company and Employee fail to mutually agree to extend the Term as contemplated by Section 3(b)(iii), Employee shall continue to be entitled to the severance benefits described in Section 6(e)(i), 6(e)(ii) or 6(f), as the case may be, but Employee shall be entitled to the shortened non-competition and non –solicitation restrictive periods set forth in Section 6(g)(iv); or

(iii)           if during the Extended Term, if any, and unless, by the time of expiration hereof, Employee and the Company (or the Company’s successor after the change in control)  have entered into a new employment agreement, satisfactory to Employee, in replacement of or to succeed this Agreement, Employee shall be entitled

(A)           to elect, under Section 6(g)(i) to voluntarily terminate this Agreement and to become entitled to the severance benefits described therein, or

(B)           to elect to continue to be entitled to his rights and benefits under this Agreement, to the end of the Extended Term, and, thereafter, to become entitled to

(x)           continued payment of Base Salary for an additional period of twelve (12) months following termination of employment, payable periodically in accordance with the Company’s normal payroll periods and practices, and

(y)           the shortened non-competition and non-solicitation restrictive periods set forth in Section 6(g)(iv); and

(iv)           for purposes of the non-competition and non-solicitation restrictions set forth in Section 7(a) and 7(b), the restrictive period for purposes of Section 7(a) (non-competition) shall be shortened to six (6) months, and the restrictive period for purposes of Section 7(b) (non-solicitation) shall be shortened to twelve (12) month, in either case following termination of employment and without regard to the fact that continued severance payments of Base Salary may continue hereunder beyond the expiration of such restrictive periods.

For purposes of this Section 6(g), “change in control” shall mean:  the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company; the assumption by any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Act of 1934, as amended) of the beneficial ownership, directly or indirectly, of Company securities representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the board of directors; the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination, 50% or more of the total voting power of the survivor or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the supervisor , is represented by the Company’s voting securities that were outstanding immediately prior to such Business Combination (before or after conversation) and such voting power among the holders thereof is in substantially the same proportion as the voting power of such voting securities among the holders thereof immediately prior to the Business Combination; or the adoption of a plan relating to the liquidation or dissolution of the Company.  In addition, for purposes of the definition of “change in control,” if the incumbent directors cease to constitute at least a majority of the board of directors of the Company, and this change has occurred in connection with a hostile transaction not approved by the incumbent board prior to the change in control, such circumstance shall likewise constitute a change in control.

7.           Non-Competition and Non-Solicitation.

(a)           Non-Competition.  The Employee agrees that, during the Term or Extended Term, if any, and for a period of twenty-four (24) months immediately following the earlier to occur of the expiration of the Term or Extended Term, if any, or actual termination of Employee’s employment hereunder, for whatever reason and by whomever initiated, and whether or not the Employee is entitled to continue to receive compensation under the provisions of Section 6(e), he will not, directly or indirectly, anywhere within a seventy-five (75) mile radius of the City of Fort Wayne, Indiana or any other community outside of Fort Wayne, Indiana in which the Company or any of its subsidiaries has a banking or other business office and location, engage in any business offering products or services the same as or competitive with the products or services that, during the Term or the Extended Term, if any, are (or are planned to be) offered or supplied by the Company or its subsidiaries, whether as an individual or sole proprietor or as owner, partner, principal, stockholder, officer, director, manager, agent, consultant or advisor, or by or through the lending of any other form of assistance.  For purposes of this restriction, which the Employee agrees is reasonable and tailored specifically to protect the legitimate business interests of the Company and its subsidiaries, while not restricting the Employee’s ability to engage in the same or similar businesses outside the restricted area, a passive investment in an enterprise that is competitive with the Company, without more, in an amount not exceeding two percent (2%) of the equity interest in such entity, shall not be deemed a violation of this provision.
(b)           Non-Solicitation.  The Employee agrees that, during the Term or the Extended Term, if any, and for a period of twenty-four (24) months immediately following the earlier to occur of the expiration of the Term or Extended Term, if any, or the earlier termination of Employee’s employment hereunder, for whatever reason and by whomever initiated, and whether or not the Employee is entitled to continue to receive compensation under the provisions of Sections 6(e), or 6(f), he will not, directly or indirectly (i) solicit, take away, hire, employ or endeavor to employ any person employed by the Company, or (ii) solicit, take away or attempt to take away any of the existing or prospective customers or clients, vendors or licensors of the Company or any of its subsidiaries (as of the date of expiration or actual termination of employment, whichever is later) for the purpose of conducting any business which directly or indirectly provides banking, financial or other services similar in nature to the services provided by the Company or any of its subsidiaries.  As used herein, the term “prospective customers or clients” shall include persons or entities with whom the Company or its subsidiaries have been in contact within the previous twelve (12) months for the purpose of establishing or conducting a business relationship.

(c)	Specific Enforcement.

(i)           The Employee acknowledges that any violation of any provision of this Section 7 by him will cause irreparable damage to the Company, that such damage will be incapable of precise measurement, and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violation will cause.  Therefore, in the event of any violation of any provision of this Section 7 by the Employee, the Employee agrees that, in addition to all other remedies that the Company or any of its subsidiaries may have at law or in equity, including the right to discontinue paying any further compensation under the provisions of Sections 6(e) or 6(f), or the right to sue for damages, the Company shall be entitled to injunctive relief, including, without limitation, the right to obtain a temporary restraining order and a temporary injunction to restrain any violation of this Section 7.  In such event, the Company shall not be required to post a bond in excess of the minimum bond required under the civil rules of the court having jurisdiction over the controversy.

(ii)           In the event that a court shall find that the Employee has violated any of the restrictions set forth in this Section 7, then the period of all restrictions set forth herein shall automatically be extended by the number of days that the court determined the Employee to have been in violation of such restriction.  Furthermore, in addition to any other relief to which the Company shall be entitled, the Company shall be entitled to recover from the Employee its reasonable costs and attorney fees incurred by the Company in seeking enforcement of these provisions.

(iii)           If the Employee should breach any of the provisions of Section 7(a) or (b), the Employee shall be required to repay to the Company any and all benefits payable under Sections 6(e) and (f) as a consequence of the termination of his employment.

8.           Miscellaneous.

(a)           Special Provision Regarding Section 409A of the Internal Revenue Code.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount payable under this Agreement may constitute an amount payable under a “nonqualified deferred compensation plan,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) such payment will be made by the Company in compliance with any applicable requirements of Code Section 409A (including the requirement that payment be delayed for six (6) months following the Employee’s “separation of service” if the Employee is a “specified employee” under Code Section 409A, to the extent applicable).

(b)           Other Rights.  This Agreement shall not prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, if any, provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall this Agreement limit or otherwise affect such rights as the Employee has under any other agreements with the Company or any of its subsidiaries.  Amounts which are vested benefits or which the Employee is otherwise entitled to receive under the terms of any plan of the Company or any of its subsidiaries and any other payment or benefit required by law at or after termination of employment shall be payable in accordance with such plan or applicable law, except as specifically provided by this Agreement.

(c)           Entire Agreement; Amendments.  This Agreement discharges and cancels all previous and contemporaneous agreements, both written and oral, between the Employee and the Company.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  No agreements, representations or statements of any party not contained herein shall be binding on either party, and no amendment or variation of the terms and conditions of this Agreement shall be valid unless in writing and signed by both parties.

(d)           Assignability; Successors of the Company.

(i)           This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Employee.  The Company may, at its option and without Employee’s consent, assign its rights and duties hereunder to any successor entity, Company affiliate or subsidiary, or any transferee of the Company’s assets.

(ii)           The Agreement will be binding upon and inure to the benefit of the Company, the Employee and their respective heirs, representatives and successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e)           No Waiver.  No failure or delay by any party to this Agreement to enforce any rights specified hereunder shall operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the same right within the period of the applicable statute of limitations.

(f)           Governing Law.  This Agreement and the performance of the parties under this Agreement shall be construed in accordance with the laws of the State of Indiana, regardless of the jurisdiction in which the action or proceeding may be commenced.

(g)           Notices.  All notices and other communications provided for or contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered and received by the other party, or when sent by recognized overnight courier, or by faxed communication (with overnight delivery of a hard copy thereof) to the following addresses and/or contact numbers:

If to the Company:	Tower Financial Corporation
Attn:  Donald F. Schenkel
116 East Berry Street, Suite 100
Fort Wayne, IN  46802

If to Employee:	Michael D. Cahill, CPA
5031 Sweetwater Place
Fort Wayne, Indiana 46835

or to such other address or contact number as either party hereto will have furnished to the other in writing in accordance with this Section 8, except that such notice of change of address or contact number shall be effective only upon receipt.

(h)           Counterparts.  This Agreement may be exercised in any number of counterparts, each of which as so executed shall be deemed to be an original, and such counterparts shall together be deemed to constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TOWER FINANCIAL CORPORATION

By:
Its:
Date:	Date: